Exhibit 99.01


FOR IMMEDIATE RELEASE                                           SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
September 4, 2003                                 3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com
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          FX Energy, Inc. Announces Drilling Contract for Upcoming Well

Salt Lake City, September 4, 2003, - FX Energy, Inc. (Nasdaq: FXEN) today announced that Jaslo Drilling Company has been contracted to drill the Zaniemysl prospect in the Company's Fences I area of western Poland. The well will test a Rotliegende target mapped on 2-D and 3-D seismic at a depth of approximately 2,940 meters. Initial operations, including road building, site preparation and rig setup will begin immediately. The well will be operated by the Polish Oil and Gas Company, a 51% owner of the project.

CalEnergy has committed to pay most of the costs of the well in order to earn 24.5% interest in the well and the approximately 2,500 acre prospect it will test. CalEnergy has a similar right to earn 24.5% interest in another well and prospect shortly after the Zaniemysl-3 well has been drilled, and thereafter the right to earn 24.5% in the entire 265,000 acre Fences I project area by paying $10.4 million less previous payments.

Costs incurred in drilling the Zaniemysl prospect also will be credited against FX Energy's remaining $5.4 million commitment to earn a 49% interest in the Fences I project area. "We are very excited to be starting operations on this long-awaited well," said David N. Pierce, president of FX Energy. "We faced a tough learning curve, working through new regulatory requirements and getting to know a new partner, but now we're on top of that curve, we are working together efficiently and we will drill expeditiously."

FX Energy holds interests in five project areas in Poland:

The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest subject to the right of CalEnergy Gas to earn half of that 49%. POGC holds 51%.

The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

The Pomerania project area covers approximately 2.2 million acres in western Poland's Permian Basin. FX Energy holds a 100% interest in the Pomerania project area except for one block of approximately 225,000 acres, where its interest is 85% and POGC holds 15%.

The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports.